                                                                      EXHIBIT 15

August 23, 2001

Hollywood Casino Shreveport
Two Galleria Tower, Suite 2200
13455 Noel Road, LB 48
Dallas, Texas 75240

  We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Hollywood Casino Shreveport and subsidiaries for the periods ended June 30, 2001 and 2000, as indicated in our report dated
August 3, 2001; because we did not perform an audit, we expressed no opinion on that information.

  We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, is being used in this Registration Statement.

  We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP